EXHIBIT 99.1


                                                           For Immediate Release


CONTACTS:  Anne A. Tarbell                  John Gray
           Triarc Companies, Inc.           Arby's Restaurant Group, Inc.
           (212) 451-3030                   (678) 514-4100
           atarbell@triarc.com              jgray@arbys.com


  ROLAND C. SMITH APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                  ARBY'S RESTAURANT GROUP, INC.


New York,  NY,  April 17,  2006 - Triarc  Companies,  Inc.  (NYSE:  TRY,  TRY.B)
announced  today  the  appointment  of Roland C.  Smith as  President  and Chief
Executive Officer of Arby's Restaurant Group, Inc. ("ARG"), effective immediately. Smith will replace Douglas N. Benham, who will serve as a consultant during a transition period. ARG, through its subsidiaries, is the franchisor of the Arby's(R) restaurant system and the owner and operator of approximately 1,000 Arby's restaurants. There are approximately 3,500 Arby's restaurants worldwide.

     Smith, 51, is an experienced senior executive having served as President and Chief Executive Officer of three companies, including ARG's predecessor, Arby's, Inc., from February 1997 to April 1999. More recently, Smith was President and Chief Executive Officer of American Golf Corporation and National Golf Properties from February 2003 to November 2005. Prior thereto, from April 1999 to January 2003, he served as President and Chief Executive Officer of AMF Bowling Worldwide, Inc. Smith has also held management positions at KFC International, Schering-Plough, Pepsi Cola International and Procter & Gamble.

     Smith successfully led the operational turnarounds and financial restructurings at both American Golf and AMF. At Arby's, Inc., Smith was responsible for leading both a restructuring and marketing rejuvenation of the Arby's brand.

     Smith is a graduate of the U.S. Military Academy at West Point, New York, where he earned a BS degree in engineering. He served in the U.S. Army for seven years in the Transportation and Aviation Corps as platoon leader, executive officer, deputy director of Army programs, aide-de-camp, maintenance officer and pilot.

     Commenting on Smith's appointment, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We are very pleased to welcome back Roland to Arby's at a critical juncture in its 40-year history. As we finalize the integration of RTM, begin to implement multiple growth initiatives, collaborate with our franchisees to refine operational practices and work toward effecting the Triarc corporate restructuring, we believe that both ARG and the Arby's franchise system will be very well served by Roland's exceptional leadership skills."

     Commenting on Benham's contributions, Peter W. May, Triarc's President and Chief Operating Officer, said: "Doug has been an important force in the Arby's system for a long time. He played a critical role in joining ARG and RTM, which we believe presented a unique opportunity to bring together the ownership and management of our leading national quick service restaurant brand with the operational excellence of its largest franchisee. We thank Doug very much for his many contributions to ARG. We wish Doug and his family the best."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests, in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $12.3 billion under management as of January 1, 2006.

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